**Revolving Credit Facility Agreement**

This Revolving Credit Facility Agreement (this "**Agreement**"), dated as of December 10, 2021, is entered into between Novea Inc., a Wyoming corporation (the "**Borrower**"), and Newpoint Financial Corp., a Delaware corporation (the "**Lender**").

**RECITALS**

WHEREAS, Lender has agreed to invest in the equity of Borrower under a Stock Purchase Agreement and a Warrant Purchase Agreement both dated December10, 2021; and

WHEREAS, the Lender wishes to provide, and the Borrower wishes to obtain, a Revolving Credit Facility (as defined hereunder) for the purposes of paying for the expenses and operating liabilities of the Borrower in its regular course of operating and managing its business operations on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

# ARTICLE I
## DEFINITIONS AND INTERPRETATION

**Section 1.01 Definitions.** As used in this Agreement, the following terms shall have the meanings set forth below:

"**Affiliate**" as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"**Anti-terrorism Law**" means any Requirement of Law related to money laundering or financing terrorism including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b), and 1951-1959) (also known as the "**Bank Secrecy Act**"), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), and Executive Order 13224 (effective September 24, 2001).

"**Bankruptcy Code**" means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

"**Base Rate**" for any day, means a rate per annum equal to LIBOR plus 5.25%. Any change in the Base Rate due to a change in LIBOR shall be effective as of the opening of business on the effective day of such change in LIBOR.

"**Blocked Person**" means any Person that (a) is publicly identified on the most current list of "Specially Designated Nationals and Blocked Persons" published by the Office of Foreign Assets Control of the US Department of the Treasury ("**OFAC**") or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

"**Board**" means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

"**Borrowing Date**" means any Business Day specified by the Borrower in a Borrowing Notice as a date on which the Borrower requests the Lender to make a Loan hereunder.

"**Borrowing Notice**" with respect to any request for a borrowing of Loans hereunder, means a notice from the Borrower, substantially in the form, and containing the information prescribed by, Exhibit A.

"**Business Day**" means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City or London are authorized or required by law to close.

"**Cash Equivalents**" as to any Person, means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than [one year] from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof [or], the District of Columbia [, or any foreign jurisdiction] having capital, surplus, and undivided profits aggregating in excess of [$500,000,000], having maturities of not more than [one year] from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than [90] days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issuer rated at least [A-1] by S&P or at least [P-1] by Moody's (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than [one year] after the date of acquisition by such Person, or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

"**Change in Law**" means the occurrence after the date of this Agreement of (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment, or treaty, (b) any change in any law, rule, regulation, or treaty or in the administration, interpretation, implementation, or application by any Governmental Authority of any law, rule, regulation, or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline, or directive, whether or not having the force of law; provided that, notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted, or issued.

"**Change of Control**" means any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 51% or more of the outstanding Equity Interests of the Borrower.

"**Closing Date**" means the date on which the conditions precedent set forth in Section Section 4.01 are satisfied or waived.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Contractual Obligation**" of any Person, means any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound, other than the Obligations.

"**Debt**" of any Person at any date, without duplication, means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than [(i)] trade payables [and accrued expenses] incurred in the ordinary course of business [and not past due for more than [61] days after the date on which each such trade payable or account payable was created][ and (ii) any earn-out, purchase price adjustment, or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person], (c) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights, or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, or similar facilities in respect of obligations of the kind referred to in subsections (a) through (e) of this definition, (g) all Guaranty Obligations of such Person in respect of obligations of the kind referred to in subsections (a) through (f) above, [and] (h) all obligations of the kind referred to in subsections (a) through (g) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation[; provided that, if such Person has not assumed or become liable for the payment of such obligation, the amount of such Debt shall be limited to the lesser of (i) the principal amount of the obligations being secured and (ii) the fair market value of the encumbered property], [and] [(i)] all debt of any partnership, unlimited liability company, or

unincorporated joint venture in which such Person is a general partner, member, or a joint venturer, respectively (unless such Debt is expressly made non-recourse to such Person)].

**"Debtor Relief Law"** means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization, or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

**"Default"** means any of the events specified in Section Section 7.01 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section Section 7.01 would, unless cured or waived, become an Event of Default.

**"Disclosed Litigation"** has the meaning set forth in Section Section 4.08.

**"Disposition"** or **"Dispose"** means the sale, transfer, license, lease, or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

**"Dollars"** means the lawful currency of the United States.

**"Eligible Assignee"** has the meaning set forth in Section Section 8.04.

**"Equity Interests"** means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination.

**"Event of Default"** has the meaning set forth in Section Section 7.01.

**"Excluded Taxes"** means any of the following Taxes, imposed on or with respect to the Lender (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes and (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction.

**"GAAP"** means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

**"Governmental Authority"** means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal, or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government.

**"Guaranty Obligation"** as to any Person, means any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the effect of guaranteeing any Debt or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities, or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital, net worth, or solvency or liquidity, or any level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation,

or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

**"Indemnified Taxes"** means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

**"Intellectual Property"** means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how, and processes, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, violation, misuse, misappropriation, or other impairment thereof, whether arising under United States, multinational, or foreign laws, or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

**"Interest Payment Date"** means the first Business Day of each calendar month to occur while such Loan is outstanding and the Maturity Date of such Loan.

**"LIBOR"** means the London Interbank Overnight Rate.

**"Lien"** means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

**"Loan"** means any Revolving Credit Loan, as the context may require, and **"Loans"** means Revolving Credit Loans, as the context may require.

**"Loan Documents"** means, collectively, this Agreement and all other agreements, documents, certificates, and instruments executed and delivered to the Lender by the Borrower in connection therewith.

**"Margin Stock"** has the meaning specified in Regulation U of the Board as in effect from time to time.

**"Material Adverse Effect"** means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) or prospects of the Borrower, individually, or the Borrower taken as a whole, (b) the validity or enforceability of any Loan Document, (c) the perfection or priority of any Lien purported to be created by any Loan Document, (d) the rights or remedies of the Lender under any Loan Document, or (e) the ability of the Borrower to perform any of its material obligations under any Loan Document to which it is a party.

**"Material Contracts"** with respect to any Person, means each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least $100,000 or otherwise material to the business, condition (financial or otherwise), operations, performance, properties, or prospects of such Person.

**"Maturity Date"** means the date specified for the maturity of the loan.

**"Moody's"** means Moody's Investors Service, Inc., and any successor thereto.

**"Obligations"** means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

**"Other Taxes"** means any and all present or future stamp, court, recording, filing, intangible, documentary, or similar Taxes or any other excise or property Taxes, charges, or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Loan Document (other than Excluded Taxes imposed with respect to an assignment).

**"Participant"** has the meaning set forth in Section Section 8.03(c).

**"Participant Register"** has the meaning set forth in Section Section 8.03(c).

"**PATRIOT Act**" has the meaning set forth in Section Section 8.13.

"**Person**" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

"**Pro Forma Balance Sheet**" means the Borrower's unaudited pro forma consolidated balance sheet as of the last day of the most recent fiscal quarter ending prior to the Closing Date, adjusted to give effect to the consummation of the Acquisition as if the Acquisition had occurred on the last day of the most recent fiscal quarter ending prior to the Closing Date. The Pro Forma Balance Sheet has been prepared in good faith by the Borrower (i) based on the assumptions stated therein (which assumptions are believed by the Borrower on the Closing Date to be reasonable at the time delivered), and on the information reasonably available to the Borrower as of the date of delivery thereof and (ii) presents fairly in all material respects the pro forma consolidated financial position of the Borrower as of such date, assuming that the Acquisition had occurred on such date.

"**Projections**" has the meaning set forth in Section Section 5.02.

"**Qualified Receivables**" means any accounts receivable reflected on the Borrower's financial statements and confirmed by the Borrower's Chief Financial Officer as sales, provided that such accounts receivable are no more than 90 days outstanding as of the date of the financial statement on which they are reported.

"**Related Parties**" with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors, and representatives of it and its Affiliates.

"**Requirement of Law**" as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"**Responsible Officer**" with respect to any Person, means the chief executive officer, president, or chief financial officer of such Person, except that with respect to financial matters, the Responsible Officer shall be the chief financial officer or treasurer of such Person.

"**Revolving Credit Commitment**" means the obligation of the Lender to make Revolving Credit Loans in an aggregate principal amount not to exceed $5,000,000.00 (Five Million Dollars even), as the same may be changed from time to time pursuant to the terms hereof.

"**S&P**" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

"**SEC**" means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

"**Solvent**" with respect to any Person as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"**Stock Purchase Agreement**" means the Stock Purchase Agreement dated as of December 10, 2021 by and among Lender and the Borrower (as amended, supplemented, or otherwise modified from time to time).

**"Subsidiary"** as to any Person, means any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or, (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

**"Termination Date"** means the earliest to occur of (a) the Maturity Date and (b) the date on which the maturity of the Loans is accelerated (or deemed accelerated) pursuant to Section Section 7.02 and the Revolving Credit Commitment is reduced to zero pursuant to **Error! Bookmark not defined.Error! Reference source not found.** and 2.09, or terminated pursuant to Section Section 7.02.

**"Uniform Commercial Code"** means the Uniform Commercial Code as in effect in the state of New York from time to time.

**"Warrant Purchase Agreement"** means the [Warrant Purchase Agreement] dated as of December 10, 2021 by and among Lender and the Borrower (as amended, supplemented, or otherwise modified from time to time).

**Section 1.02 Interpretation.** With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument, or other document shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof," and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (and in the case of any other contingent Obligations, providing cash collateral or other collateral as may be requested by the Lender) of all of the Obligations other than unasserted contingent indemnification Obligations.

(d) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, and applied on a consistent basis in a manner consistent with that used in preparing the Borrower's audited financial statements, except as otherwise specifically prescribed herein.

(e) For all purposes under the Loan Documents, in connection with any division or plan of division under New York law (or any comparable event under a different jurisdiction's laws): (i) if any asset, right, obligation or

liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

# ARTICLE II
## THE COMMITMENT AND LOANS

**Section 2.01 Revolving Credit Commitment.**

(a) Subject to the terms and conditions of this Agreement, the Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Termination Date.

**Section 2.02 Procedures for Revolving Credit Borrowing.** The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period; provided that, the Borrower shall deliver to the Lender an irrevocable Borrowing Notice (which Borrowing Notice must be received by the Lender no later than 10:00 A.M. New York City time three Business Days prior to the requested Borrowing Date. The initial borrowing of Revolving Credit Loans under the Revolving Credit Commitments may be in an amount up to $500,000 (Five Hundred Thousand Dollars even). Upon the Borrower requesting any amount greater than $500,000 (Five Hundred Thousand Dollars even), the Lender shall only disburse any such excess up to the amount of 50% of Qualified Receivables outstanding as of the most recent financial statements of the Borrower.

**Section 2.03 Repayment of Loans; Evidence of Debt.**

(a) The Borrower hereby unconditionally promises to pay to the Lender

(i) on the first Business Day of each calendar month all interest that has accrued on the principal amount of the Revolving Credit Loans since the previous payment of interest in full in cash, to the extent not previously paid, and

(ii) the then-unpaid principal amount of all Revolving Credit Loans on the Maturity Date.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the Lender resulting from each Loan, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c) Upon the request of the Lender, the Borrower will promptly execute and deliver to the Lender a Revolving Credit Note evidencing the Revolving Credit Loans.

**Section 2.04 Optional Prepayments.** The Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Lender no later than 11:00 a.m. New York City time at least three Business Days prior thereto, which notice shall specify the date and amount of such prepayment.

**Section 2.05 Interest.**

(a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate.

(b) If (i) all or any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, all outstanding Loans (whether or not overdue) shall bear interest at a rate of interest per annum equal to the rate that would otherwise be applicable thereto pursuant to paragraph (a) or (b) above, as applicable, plus an additional two percent (2%) and shall be payable on demand and (ii) if all or any portion of any interest on any Loan, or any commitment fee, or other amount payable hereunder shall not be paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue

amount shall bear interest at a rate per annum equal to the rate then applicable to the Loans, plus an additional two percent (2%), payable on demand, in each case, from the date of such non-payment until such amount is paid in full.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

**Section 2.06 Computation of Interest and Fees.**

(a) All computations of interest shall be made on the basis of a 360-day year and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion of the principal thereof, for the day on which the Loan or such portion of the principal thereof is paid.

(b) Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

## ARTICLE III
## TAXES, YIELD PROTECTION AND ILLEGALITY

**Section 3.01 Taxes.**

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law. If the Borrower is required by applicable law to deduct or withhold any Taxes from such payments, then:

(i) if such Tax is an Indemnified Tax, the amount payable by the Borrower shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), the Lender receives an amount equal to the amount it would have received had no such deduction or withholding been made; and

(ii) the Borrower shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of Section Section 3.01(a)(i) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) paid or payable by the Lender, on or with respect to an amount payable by the Borrower under or in respect of this Agreement or under any other Loan Document, together with any expenses arising in connection therewith and with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate from the Lender as to the amount of such payment or liability delivered to the Borrower shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section Section 3.01, the Borrower shall deliver to the Lender the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the relevant return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund or the amount of any credit in lieu of refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section with respect to the Taxes giving rise to such refund or credit in lieu of refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of refund); provided that, the Borrower, upon the request of the Lender, agrees to repay the amount paid over to Borrower (plus any interest, penalties, or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund or credit in lieu of refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to

pay any amount to the Borrower pursuant to this paragraph if the payment of such amount would place the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this paragraph (e) shall be construed to require the Lender to make available its tax returns or any other information relating to its taxes that it deems confidential to the Borrower or any other Person.

**Section 3.02 Increased Costs; Capital Adequacy Requirements.**

(a) If any Change in Law shall:

(i) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with, or for the account of, or credit extended or participated in by, the Lender;

(ii) subject the Lender to any Taxes (other than Indemnified Taxes) on its loans, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or

(iii) impose on the Lender or the London interbank market any other condition, cost, or expense (other than Taxes) affecting this Agreement,

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing, or maintaining any such Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest, or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law affecting the Lender or the Lender's holding company (if any), regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment, or the Loans, to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

(c) A certificate from the Lender setting forth the amount or amounts necessary to compensate it or its holding company, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation.

## ARTICLE IV
## CONDITIONS PRECEDENT

**Section 4.01 Conditions Precedent to Loans.** The obligation of the Lender to make the Loans requested to be made by it hereunder is subject to the satisfaction or the waiver by the Lender of the following conditions precedent:

(a) The Lender shall have received this Agreement, duly executed and delivered by an authorized officer of the Borrower

(b) The Lender shall have received:

(i) the Pro Forma Balance Sheet;

(ii) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available; and

(iii) unaudited interim consolidated financial statements of the Borrower for each month and fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this Section Section 4.01(b) as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the audited consolidated financial statements described in clause (ii) of this Section Section 4.01(b);

(c) All governmental and third party approvals necessary in connection with the continuing operations of the Borrower, and the transaction contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose adverse conditions on the financing contemplated hereby;

(d) The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the fees and expenses of legal counsel), on or before the Closing Date;

(e) Before giving effect to the loan financing, there shall have occurred no Material Adverse Effect since the date of last financial quarter prior to the Closing Date.

(f) The Lender shall have received, in form and substance satisfactory to it, a certification of the Borrower, certified by an authorized Officer, dated the Closing Date, that will contain the following information in addition to actual:

(i) a certificate of formation, organization, or incorporation, as applicable, of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower;

(ii) by-laws, operating agreements, or partnership agreements, as applicable, for the Borrower as in effect on the date on which the resolutions referred to below were adopted;

(iii) resolutions of the governing body of the Borrower approving the transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate, partnership, or limited liability company action;

(iv) a certification that the names, titles, and signatures of the officers of the Borrower authorized to sign each Loan Document to which it is or is to be a party and other documents to be delivered hereunder and thereunder are true and correct;

(v) a good standing certificate for the Borrower from its jurisdiction of organization and where it is qualified to do business; and

(g) If requested, The Lender shall have received the following legal opinions from Borrower's Counsel or General Counsel any documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, and (ii) to the extent the Borrower qualifies as a "legal entity customer" under 31 C.F.R. § 1010.230 (the "Beneficial Ownership Regulation"), a customary [FinCEN beneficial ownership certification]/[form of Certification Regarding Beneficial Owners of Legal Entity Customers.

**Section 4.02 Conditions Precedent to Each Loan.** The obligation of the Lender to disburse each Loan requested to be made by it hereunder (including, without limitation, its initial Loan), is subject to the satisfaction or the waiver by the Lender of the following conditions precedent:

(a) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct on and as of the date such Loan is made as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on such earlier date; and

(b) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c) Submission of a "Draw Request Letter" and certification of the representations made therein.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower, as of the date such Loan is made, that the conditions contained in this Article IV have been satisfied.

## REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower hereby represents and warrants to the Lender that:

**Section 4.03 Existence; Compliance With Laws.** The Borrower (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such qualification, and (c) is in compliance with all Requirements of Law.

**Section 4.04 Power; Authorization; Enforceability.**

(a) The Borrower has the power and authority, and the legal right, to own or lease and operate its property, and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver, and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Loans hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery, and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowing of Loans on the terms and conditions contained herein. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity, or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered by the Borrower party thereto.

(b) This Agreement constitutes, and each other Loan Document when delivered hereunder will constitute, a legal, valid, and binding obligation of the Borrower party thereto, enforceable against the Borrower in accordance with its terms.

**Section 4.05 No Contravention.** The execution, delivery, and performance of this Agreement and the other Loan Documents, the borrowing of Loans hereunder, and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or assets pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.

**Section 4.06 Financial Statements.**

(a) The audited consolidated balance sheets of the Borrower as at June 30, 2020, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, accompanied by an unqualified opinion from WSRP, LLC, independent public accountants, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended, in accordance with GAAP.

(b) The unaudited consolidated balance sheets of the Borrower as at September 30, 2021, and the related unaudited consolidated statements of income and of cash flows for the nine-month period ended on such date, duly certified by the chief financial officer of the Borrower, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of their operations and their consolidated cash flows for the nine-month period then ended, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

**Section 4.07 No Material Adverse Effect.** As of the Closing Date, no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

**Section 4.08 No Litigation.** No action, suit, litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against the Borrower or against any of its property or assets (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect[, other than that set forth on Schedule 5.6 (the "**Disclosed Litigation**")]. Without limiting the generality of the foregoing, Borrower furthermore represents and

warranties that no shareholder or any third party is entitled to any claim against the Borrower for equity, debt, or other obligation against it which would have a Material Adverse Effect.

**Section 4.09 No Default.** No Default or Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any Contractual Obligation of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

**Section 4.10 Material Contracts.** Schedule 5.08 sets forth all Material Contracts to which the Borrower is a party or is bound as of the Closing Date. The Borrower has delivered true, correct, and complete copies of such Material Contracts to the Lender on or before the Closing Date. The Borrower are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

**Section 4.11 Intellectual Property.** The Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any Person challenging the use, validity, or effectiveness of any Intellectual Property, nor is the Borrower aware of any valid basis for any such claim. The use of Intellectual Property by the Borrower does not materially infringe on the rights of any Person.

**Section 4.12 Taxes.**

(a) The Borrower has filed all Federal, state, and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority. No tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee, or other charge. The Borrower is not a party to any tax sharing agreement.

(b) No issues have been raised by the Internal Revenue Service in respect of Open Years or by any state, local, or foreign taxing authorities that, in the aggregate could reasonably be expected to have a Material Adverse Effect.

**Section 4.13 Margin Regulations.** The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

**Section 4.14 Investment Company Act.** The Borrower is not nor is it required to be registered as an "investment company" under the Investment Company Act of 1940, as amended.

**Section 4.15 Accuracy of Information, Etc.** The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate, or statement furnished by or on behalf of the Borrower to the Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading.

**Section 4.16 Solvency.** The Borrower is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.

**Section 4.17 PATRIOT Act; OFAC and Other Regulations.**

(a) The Borrower:

(i) has not violated any Anti-terrorism Laws; or

(ii) has not engaged in any transaction, investment, undertaking, or activity that conceals the identity, source, or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering.

(b) The Borrower is not a Blocked Person.

(c) The Borrower does not:

(i) conduct any business or engage in making or receiving any contribution of goods, services, or money to or for the benefit of any Blocked Person;

(ii) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-terrorism Law; or

(iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-terrorism Law.

## ARTICLE V
### AFFIRMATIVE COVENANTS

So long as the Lender has any Revolving Credit Commitment hereunder, or any Loans or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrower shall:

**Section 5.01 Financial Statements.** Furnish to the Lender:

(a) As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower for such year including a copy of the audited consolidated balance sheet of the Borrower as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with an opinion as to such audit report of an independent certified public accountant of nationally recognized standing which does not contain a "going concern" or similar qualification or exception, or qualification arising out of the scope of the audit, together with a certificate of such accounting firm to the Lender stating that in the course of the regular audit of the business of the Borrower, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP; and

(b) As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the [previous year/preceding quarter], certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) As soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year[/preceding month, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

**Section 5.02 Certificates; Other Information.** The Borrower shall furnish the following to the Lender:

(a) (i) As soon as available, but in any event within 45 days after the end of each fiscal year of the Borrower, forecasts prepared by the management of the Borrower, in form satisfactory to the Lender, of projected consolidated balance sheets, income statements, statements of cash flows, projected changes in financial position, and a description of the underlying assumptions applicable thereto, and as soon as available, significant revisions, if any, of such forecast with respect to such fiscal year (the "**Projections**"), which Projections shall in each case be

accompanied by a certificate of the Responsible Officer stating that such Projections are based on reasonable estimates, information, and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect and (ii) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower for such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(b) On the same dates as delivery of the quarterly or annual financial statements in Section Section 5.01(a) and Section Section 5.01(b), a compliance certificate from a Responsible Officer of the Borrower (i) containing all information and calculations necessary for determining compliance by the Borrower with the provisions of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be and (ii) stating that the Borrower during such period has observed and performed all of the covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed, or satisfied by it, and that such officer has not obtained any knowledge of any Default or Event of Default except as specified in such certificate;

(c) Promptly, and in any event within 30 days thereafter, to the extent not previously disclosed to the Lender, a description of any change in the jurisdiction of organization of the Borrower;

(d) Promptly after the same are sent, copies of all proxy statements, financial statements, and reports that the Borrower sends to any of its securities holders, and copies of all reports and registration statements that the Borrower files with the SEC or any national securities exchange;

(e) Promptly after the same are sent, copies of any statement or report sent to any holder of debt securities of the Borrower pursuant to the terms of any indenture, loan agreement, or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section;

(f) Promptly upon receipt of the same, copies of all notices, requests, and other documents received by the Borrower under or pursuant to any Material Contract or instrument, indenture, or loan agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of the Borrower or otherwise have a Material Adverse Effect, and such information and reports regarding Material Contracts and such instruments, indentures, and loan agreements as the Lender may request from time to time;

(g) As soon as available, and in any event within 30 days after the end of each fiscal year, a report summarizing the insurance coverage (specifying type, amount, and carrier) in effect for the Borrower and containing such additional information as the Lender may reasonably specify; and

(h) Such other information respecting the business, condition (financial or otherwise), operations, performance, properties, or prospects of the Borrower as the Lender may from time to time request.

**Section 5.03 Notices.** Promptly, and in any event within five days, give notice to the Lender of:

(a) The occurrence of any Default or Event of Default;

(b) Any (i) default or event of default under any Material Contract of the Borrower or (ii) litigation, investigation, or proceeding that may exist at any time between the Borrower and any Governmental Authority;

(c) Any litigation or proceeding affecting the Borrower (i) in which the amount involved is at least $100,000 and not covered in full by insurance, (ii) in which injunctive or similar relief is sought, or (iii) which relates to any Loan Document; and

(d) Any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

**Section 5.04 Maintenance of Existence; Compliance.**

(a) (i) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted under this Agreement.

(b) Comply with all Contractual Obligations and Requirements of Law.

**Section 5.05 Performance of Material Contracts.** Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Lender and, upon request of the Lender, make to each other party to each Material Contract such demands and requests for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract.

**Section 5.06 Inspection of Property; Books and Records; Discussions.**

(a) Keep proper books of records and accounts, in which full, true, and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions and assets in relation to its business and activities.

(b) Permit the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss its business operations, properties, and financial and other condition with its officers and employees and its independent certified public accountants.

**Section 5.07 Use of Proceeds.** Use the proceeds of the Loans for general corporate purposes of the Borrower to the extent not prohibited under any Requirement of Law or the Loan Documents.

**Section 5.08 Further Assurances.** Promptly upon the request of the Lender:

(a) Correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

(b) Do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances, and other instruments as the Lender may require from time to time in order to:

(i) carry out more effectively the purposes of the Loan Documents; and

(ii) assure, convey, grant, assign, transfer, preserve, protect, and confirm more effectively to the Lender, the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instruments executed in connection with any Loan Document to which the Borrower is or is to be a party.

## ARTICLE VI
## NEGATIVE COVENANTS

So long as the Lender has any Revolving Credit Commitment hereunder, or any Loans or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrower shall not without the prior written consent of Lender, and shall not permit its Subsidiaries to:

**Section 6.01 Limitation on Debt.** Create, incur, assume, permit to exist, or otherwise become liable with respect to any Debt, except:

(a) Debt incurred in the ordinary course of business;

(b) Debt of the Borrower existing or arising under this Agreement and any other Loan Document;

(c) Debt of the Borrower owed to any Subsidiary; and provided that, in each case, the aggregate amount of such Debt shall not materially affect Borrower's ability to repay amounts due under the Loan.

(d) Debt existing on the date hereof and listed on Schedule 7.1(d) and any refinancings, modifications, renewals, and extensions of any such Debt; provided that (i) the principal amount of such Debt shall not be increased from the principal amount outstanding at the time of such refinancing, modification, renewal, or extension , (ii) the maturity of such Debt shall not be shortened, and (iii) the terms relating to collateral (if any) and subordination (if any) of any such refinancing, modification, renewing, or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are not less favorable in any material respect to the Borrower or the Lender than the terms of any agreement or instrument governing the Debt being so refinanced, modified, renewed, or extended;

(e) Debt of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary and (ii) the aggregate principal amount of Debt permitted by this Section Section 6.01(e) shall not affect Borrower's ability to service or repay the obligations pursuant to this Loan;

(f) Guaranty Obligations incurred in the ordinary course of business by the Borrower of obligations of any other party; and

**Section 6.02 Limitation on Liens.** Create, incur, assume, or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

(a) Liens created pursuant to or arising under any Loan Document;

(b) Liens imposed by law for taxes, assessments, or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person;

(c) Carriers', warehousemen's, mechanics', materialmen's, repairmen's, and other similar Liens imposed by law, arising in the ordinary course of business, and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted;

(d) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens rights or set-off or similar rights;

(e) Pledges and deposits and other Liens (i) made in the ordinary course of business in compliance with workers' compensation, unemployment insurance, and other social security laws or regulations and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, or liability insurance to the Borrower;

(f) Liens (including deposits) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of like nature, in each case in the ordinary course of business;

(g) Easements, zoning restrictions, rights-of-way, minor defects or irregularities in title, and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not material in amount and which do not materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(h) Liens on fixed or capital assets acquired, constructed, or improved by the Borrower after the date hereof; provided that (i) such security interests secure Debt permitted by **Error! Bookmark not defined.Error! Reference source not found.**, (ii) such Liens and the Debt secured thereby are incurred prior to or within 180 days of such acquisition or the completion of such construction or improvement, (iii) such Liens shall not apply to any other property or assets of the Borrower, and (iv) the amount of Debt initially secured thereby is not more than 100% of the purchase price or construction or improvement cost of such fixed or capital asset;

(i) Liens in existence as of the date hereof which are listed on Exhibit B , securing Debt permitted by Section Section 6.01(d);

(j) To the extent such transactions create a Lien thereunder, liens in favor of lessors securing operating leases or sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted under the terms of this Agreement;

(k) Any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Lien existing on any property or asset of any Person that becomes a Subsidiary of the Borrower at the time such Person becomes a Subsidiary of the Borrower; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall apply to the same category, type, and scope of assets, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, refunding, extension, renewal, or replacement thereof that does not increase the outstanding principal amount thereof plus any accrued interest, premium, fee, and reasonable and documented out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal, or replacement;

**Section 6.03 Mergers; Nature of Business.**

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, or (ii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender.

(b) Engage in any business other than businesses of the type conducted by the Borrower on the date hereof and businesses reasonably related thereto.

**Section 6.04 Limitation on Investments.** Make any advance, loan, extension of credit (by way of guaranty or otherwise), or capital contribution to, or purchase, hold, or acquire any Equity Interests, bonds, notes, debentures, or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "**Investments**"), except:

(a) Investments in Cash Equivalents;

(b) Investments existing on the date hereof and listed on Schedule November 30, 2021;

(c) Guarantees permitted by Section 7.01;

(d) Loans and advances to officers, directors, or employees of the Borrower in the ordinary course of business (including for travel, entertainment, and relocation expenses) at any time outstanding;

(e) Extensions of trade credit in the ordinary course of business (including any instrument evidencing the same and any instrument, security, or other asset acquired through bona fide collection efforts with respect to the same);

(f) Investments constituting Permitted Acquisitions; and

(g) In addition to Investments otherwise expressly permitted by this Section Section 6.04, Investments by the Borrower in an aggregate amount (valued at cost) not to exceed $250,000 during the term of this Agreement provided such approval has been made by the Company's board of directors.

**Section 6.05 Limitation on Dispositions.** Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any Equity Interests to any Person, except:

(a) The Disposition of obsolete or worn-out property in the ordinary course of business;

(b) The sale of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the Borrower;

(d) Dispositions resulting from any taking or condemnation of any Property of the Borrower or any Subsidiary by any Governmental Authority or any assets subject to a casualty;

(e) Any Disposition in connection with a sale and leaseback permitted pursuant to Section 7.06;

(f) Disposition of any Property, interests, or assets to the Borrower.

**Section 6.06 Limitation on Prepayments of Debt and Amendments of Debt Instruments.**

(a) Make or offer to make any optional or voluntary payment or prepayment on or redemption, defeasance, or purchase of any amounts (whether principal or interest) payable under any Debt which is contractually subordinated in right of payment to the obligations of the Borrower pursuant to the Loan Documents provided that such payment would interfere with or take priority with any outstanding balance owed to the Lender.

(b) Amend, modify, waive, or otherwise change, or consent or agree to any amendment, modification, waiver, or other change to any of the terms of any Debt that is contractually subordinated to the obligations of the Borrower pursuant to the Loan Documents, other than any amendment, modification, waiver, or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee.

**Section 6.07 Limitation on Transactions With Affiliates.** Enter into or be a party to any transaction including any purchase, sale, lease, or exchange of property, the rendering of any service, or the payment of any management, advisory, or similar fees, with any Affiliate unless such transaction is:

(a) Otherwise permitted by the terms of this Agreement;

(b) In the ordinary course of business of the Borrower or the relevant Subsidiary, as the case may be; and

(c) On fair and reasonable terms no less favorable to the Borrower or the relevant Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated Person.

**Section 6.08 Limitation on Restrictive Agreements.** Enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to:

(a) Make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Debt owed to, the Borrower or any other Subsidiary of the Borrower;

(b) Make loans or advances to, or Investments in, the Borrower or any other Subsidiary of the Borrower; and

(c) Transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions (i) existing under the Loan Documents and (ii) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary.

**Section 6.09 Limitation on Amendments of Material Contracts.** Amend, supplement, or otherwise modify (pursuant to a waiver or otherwise):

(a) Its articles of incorporation, certificate of designation, operating agreement, bylaws, or other organizational document; or

(b) The terms and conditions of any Material Contract;

in each case, in any respect materially adverse to the interests of the Lender, without the Lender's prior written consent.

# ARTICLE VII
## EVENTS OF DEFAULT AND REMEDIES

**Section 7.01 Events of Default.** Each of the following events or conditions shall constitute an "**Event of Default**" (whether it shall be voluntary or involuntary or come about or be affected by any Requirement of Law or otherwise):

(a) the Borrower fails to pay (x) any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment, or otherwise or (y) any interest on any Loan, or any fee or other amount payable hereunder or under any other Loan Document when due and such failure remains unremedied for a period of 30 days;

(b) any representation, warranty, certification, or other statement of fact made or deemed made by or on behalf of the Borrower herein or in any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder or in any certificate, document, report, financial statement, or other document furnished by or on behalf of the Borrower under or in connection with this Agreement or any other Loan Document, proves to have been false or misleading in any material respect on or as of the date made or deemed made;

(c) the Borrower fails to perform or observe any covenant, term, condition, or agreement contained in Section Section 5.03, Section Section 5.04(a), Section Section 5.07, [**Error! Bookmark not defined.Error! Reference source not found.**,] or Article ARTICLE VI;

(d) the Borrower fails to perform or observe any other covenant, term, condition, or agreement contained in this Agreement or any other Loan Document (other than as provided in subsections (a) through (c) of this Section Section 7.01) and such failure continues unremedied for a period of 30 days after written notice to the Borrower from the Lender;

(e) The Borrower:

(i) fails to pay any principal or interest in respect of any Debt (including any Guaranty Obligation, but excluding any Debt outstanding under this Agreement) when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(ii) fails to perform or observe any other covenant, term, condition, or agreement relating to any such Debt or contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice, if required, such Debt to become due prior to its stated maturity (or, in the case of any such Debt constituting a Guaranty Obligation, to become payable); or any such Debt is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), purchased, or defeased, or an offer to prepay, redeem, purchase, or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;

provided that, a default, event, or condition described in clause (i) or (ii) of this subsection (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events, or conditions of the type described in clauses (i) and (ii) of this subsection (e) has occurred and is continuing with respect to Debt the outstanding principal amount of which exceeds in the aggregate $[AMOUNT];

(iii) The Borrower (x) commences any case, proceeding, or other action under any existing or future Debtor Relief Law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets or (y) makes a general assignment for the benefit of its creditors;

(iv) there is commenced against the Borrower in a court of competent jurisdiction any case, proceeding, or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged, unstayed, or unbonded for thirty (30) days;

(v) there is commenced against the Borrower any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed, or bonded pending appeal within thirty (30) days from the entry thereof;

(vi) the Borrower is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due; or

(vii) the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above;

(f) the Borrower by a court of competent jurisdiction involving, in the aggregate, a liability (not paid or for which the Borrower has not set aside adequate reserves on its balance sheet) in an amount in excess of $10,000 and all such judgments or decrees have not been vacated, discharged, stayed, or bonded pending appeal within 90 days from the entry thereof;

(g) any provision of any Loan Document ceases for any reason to be valid, binding, and in full force and effect, other than as expressly permitted hereunder or thereunder;

(i) the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or

(ii) the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate, or rescind any provision of any Loan Document;

(h) any Change of Control occurs; and

(i) there occurs in the judgment of the Lender a Material Adverse Effect.

**Section 7.02 Remedies Upon Event of Default.** If any Event of Default occurs and is continuing, then:

(a) if such event is an Event of Default specified in subsection (f) above with respect to the Borrower, the Revolving Credit Commitment shall automatically and immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable;

(b) if such event is an Event of Default (other than an Event of Default under Section 0), any or all of the following actions may be taken:

(i) the Lender may, by notice to the Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate;

(ii) the Lender may, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and

(iii) the Lender may exercise all rights and remedies available to it under any other Loan Document.

## ARTICLE VIII
## MISCELLANEOUS

**Section 8.01 Notices.**

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (or by e-mail as provided in paragraph (b) below), all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by facsimile as follows:

(i) If to the Borrower

(ii) If to the Lender

Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received. Notices sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next Business Day).

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower (on behalf of the Borrower) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

(c) Unless the Lender specifies otherwise:

(i) notices and other communications sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail, or other written acknowledgment); and

(ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor;

provided that, if such notice, e-mail or other communication is not sent during the recipient's normal business hours, such notice, e-mail, or communication shall be deemed to have been sent at the recipient's opening of business on the next Business Day.

(d) Either party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other party.

**Section 8.02 Amendments and Waivers.**

(a) No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power, or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall comply with paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

**Section 8.03 Expenses; Indemnity; Damage Waiver.**

(a) The Borrower agrees to pay:

(i) all out-of-pocket expenses incurred by the Lender, including the fees, charges, and disbursements of any counsel for the Lender, (including the allocated costs of internal counsel for the Lender), in connection with the enforcement or protection of its rights (i) in connection with the Loan Documents, including its rights under this Section Section 8.03 or (ii) in connection with the Loans issued under this Agreement, including all such out-of-pocket expenses incurred in connection with any restructuring, workout, or negotiations in respect of the Loan Documents or such Loans.

(b) The Borrower agrees to indemnify and hold harmless the Lender and each of its Related Parties (each, an **"Indemnified Party"**) from and against, any and all claims, damages, losses, liabilities, and related expenses (including the fees, charges, and expenses of any counsel for any Indemnified Party, and shall indemnify and hold harmless each Indemnified Party from all allocated costs of internal counsel for such Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower) other than such Indemnified Party and its Related Parties arising out of, in connection with, or by reason of:

(i) the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance by the parties thereto of their respective obligations under any Loan Document, or the consummation of the transactions contemplated by the Loan Documents;

(ii) any Loan or the actual or proposed use of the proceeds therefrom; or

(iii) any actual or prospective claim, investigation, litigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, or related expenses (A) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (B) result from a claim brought by the Borrower against any Indemnified Party for breach in bad faith of such Indemnified Party's obligations under any Loan Document. This Section Section 8.03 shall only apply to Taxes that represent losses, claims, damages, or similar charges arising from a non-Tax claim.

(c) The Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential, or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Agreement or any other Loan Document or arising out of such Indemnified Party's activities in connection herewith or therewith (whether before or after the Closing Date).

(d) All amounts due under Section Section 8.03 shall be payable not later than 10 Business Days after demand is made for payment by the Lender.

(e) The Borrower agrees that neither it nor any of its Subsidiaries will settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under Section Section 8.03 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, or proceeding, which consent shall not be unreasonably withheld or delayed.

**Section 8.04 Successors and Assigns.**

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise

transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b) The Lender may, at any time, without the consent of the Borrower, assign to one or more Eligible Assignees (as defined below) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Revolving Credit Commitment and the Loans at the time owing to it). For purposes of this Agreement, **"Eligible Assignee"** means any Person other than a natural Person that is (i) an Affiliate of the Lender, (ii) a commercial bank, insurance company, investment or mutual fund, or other Person that is an "accredited investor" (as defined in Regulation D under the Securities Act), or (iii) a corporate entity that possesses financial sophistication and standing similar to that of the Lender. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section Section 3.01, Section Section 3.02, and Section Section 8.03). The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c) The Lender may, at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a **"Participant"**) in all or a portion of the Lender's rights and obligations under this Agreement (including all or a portion of the Revolving Credit Commitment and the Loans owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Section Section 3.01 and Section Section 3.02 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that, such Participant (A) agrees to be subject to the provisions of Section Section 3.01 and **Error! Bookmark not defined.Error! Reference source not found.** as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section Section 3.01 or Section Section 3.02, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. The Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the **"Participant Register"**); provided that, the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in the Revolving Credit Commitment, Loans, or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Revolving Credit Commitment, any Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) To the extent permitted by law, each Participant also shall be entitled to the benefits of Section Section 8.08 as though it were the Lender, as long as such Participant agrees to be subject to **Error! Bookmark not defined.Error! Reference source not found.** as though it were the Lender.

**Section 8.05 Survival.** All covenants, agreements, representations, and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan

or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Credit Commitment has not expired or terminated. The provisions of Section Section 3.01, Section Section 3.02, and Article ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Credit Commitment, or the termination of this Agreement or any provision hereof.

**Section 8.06 Counterparts; Integration; Effectiveness.**

(a) This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect to the subject matter hereof. Except as provided in Section Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof executed by the Borrower. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic ("pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words "execution," "signed," "signature," and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. Tech. §§ 301 to 309), provided that notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; and provided, further, the Lender reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Agreement or any other Loan Document, and the Borrower agrees to promptly deliver such manually executed counterpart signature pages.

**Section 8.07 Severability.** If any term or provision of any Loan Document is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision thereof or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the applicable Loan Document so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

**Section 8.08 Right of Setoff.** If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents to the Lender or its Affiliates, whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not the Lender or any Affiliate shall have made any demand under the Loan Documents and although such obligations of the Borrower are owed to a branch, office, or Affiliate of the Lender different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness. The Lender agrees to notify the Borrower promptly after any such set off and appropriation and application; provided that the failure to give such notice shall not affect the validity of such set off and appropriation and application.

**Section 8.09 Governing Law; Jurisdiction; Consent to Service of Process.**

(a) This Agreement and the other Loan Documents and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles.

(b) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Lender or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation, or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any such court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Borrower irrevocably consents to the service of process in the manner provided for notices in Section Section 8.01 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

**Section 8.10 Waiver of Jury Trial.** EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE, OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

**Section 8.11 Headings.** The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

**Section 8.12 Confidentiality.**

(a) The Lender agrees to maintain the confidentiality of all non-public information received from the Borrower relating to the Borrower or its Subsidiaries or their respective businesses; provided that, in the case of information received from the Borrower or the Borrower after the date hereof, such information is clearly identified at the time of delivery as being confidential information (the "**Information**"), except that Information may be disclosed:

(i) to its Affiliates and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority);

(iii) to the extent required by any Requirement of Law or regulations or by any subpoena, court order, or similar legal process;

(iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action, or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder;

(v) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any actual or potential assignee, transferee, or participant in connection with the assignment or transfer by the Lender of any Loans or any participations therein or (y) any actual or prospective party (or its Related Parties) to any swap, derivative, or other transaction under which payments are to be made by reference to the Borrower or any Subsidiary or any of their respective obligations, this Agreement or payments hereunder; provided that, any such potential assignee, transferee, participant, swap counterparty, or advisor is advised of, and agrees to be bound by, the provisions of this Section;

(vi) with the consent of the Borrower; or

(vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) is available to the Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, or (z) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Borrower .

(b) Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

**Section 8.13 USA PATRIOT Act and Anti-Corruption Information.** The Lender hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26,

**Section 8.14** 2001) (the "**PATRIOT Act**") and 31 C.F.R. § 1010.230 (the "Beneficial Ownership Regulation"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide, or cause the other Loan Parties to provide, such information from time to time to the Lender.

NOVEA, INC.
By: ______________________
Name: JIM QUINLAN
Title: CEO

NEWPOINT FINANCIAL CORP.
By: Keith Beekmeyer
Name: Keith Beekmeyer
Title: CEO

NEWPOINT FINANCIAL CORP.

**Exhibit A**

"Borrowing Notice"

**Exhibit B**

"Liens"